                                          EXHIBIT 11

                                         AMBANC Corp.
                               Computation of Per Share Earnings
                             with Common Stock Options Outstanding
                                    (Treasury Stock Method)



                                  1995(a)                 1994(a)                 1993(a)

                                       Fully                  Fully                  Fully
                            Primary   Diluted      Primary   Diluted      Primary   Diluted
Average shares
  Outstanding Common
    Stock                   3,158,958 3,158,961    3,156,410 3,158,578    3,156,190 3,156,190

  Common Stock
    Equivalents:
    Stock Options             25,200    25,200       25,200    25,200       25,200    25,200

Assumed Repurchase of
  Treasury Shares            (15,569)  (15,569)(b)   (15,449)  (15,449)(b)   (14,715)  (13,714)

Average Common and
  Common Equivalent
  Shares Outstanding       3,168,589 3,168,592    3,166,161 3,168,329    3,166,675 3,167,676


Net Income in $1,000           7,045     7,045        6,502     6,502        6,162     6,162


Earnings Per Common and
  Common Equivalent Share  $    2.22 $    2.22    $    2.05 $    2.05    $    1.95 $    1.95

(a) --      The above schedule has been restated to
            reflect AMBANC Corp. shares issue in merger transactions of 414,845 on June 1, 1993,
            569,454 on June 1 1994, and 668,235 on
            November 1, 1995, and the effect on net
            income of these merger transactions booked under the pooling of interests method of accounting, and a 5% stock dividend issued to shareholders on November 30, 1995.

(b) -- Because it was higher, average price not ending price was used for repurchase assumption.